Registration No. 333-_________

As filed with the Securities and Exchange Commission on November 18, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Provident Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Massachusetts	45-3231576
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5 Market Street
Amesbury, Massachusetts 01913
(Address of Principal Executive Offices)

Provident Bancorp, Inc. 2016 Equity Incentive Plan
(Full Title of the Plan)

Copies to:

Mr. David P. Mansfield	Edward A. Quint, Esq.
President and Chief Executive Officer	Thomas P. Hutton, Esq.
Provident Bancorp, Inc.	Luse Gorman, PC
5 Market Street	5335 Wisconsin Ave., N.W., Suite 780
Amesbury, Massachusetts 01913	Washington, DC 20015-2035
(978) 388-0050	(202) 274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	625,015(2)	$17.37(4)	$10,856,511	$1,259
Stock Options	446,440(3)	----	----	N/A(5)
_________________________
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Provident Bancorp, Inc. 2016 Equity Incentive Plan (the “Equity Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Provident Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents the number of shares of common stock reserved for issuance under the Equity Plan for any future grants of stock options and restricted stock.
(3)	Represents the number of stock options reserved for issuance under the Equity Plan for any future grants of stock options.
(4)	Determined pursuant to 17 C.F.R. Section 230.457(h)(1) of the Securities Act.
(5)	Pursuant to 17 C.F.R. Section 230.457(h)(3) of the Securities Act, no registration fee is required to be paid.

________________________

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

PART I.

Items 1 and 2.  Plan Information, and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Equity Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3.  Incorporation of Documents by Reference

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

a)           The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (File No. 001-37504), filed with the Commission on March 30, 2016 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

b)           All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

c)           The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on July 15, 2015 (Commission File No. 001-37504).

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

Article 6.4.3 of the Amended and Restated Articles of Organization of Provident Bancorp, Inc.  (the “Corporation” for purposes of this Item 6) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

6.4.3 LIMITATION OF LIABILITY OF DIRECTORS. No Director of the Corporation shall have personal liability to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director notwithstanding any provision of law imposing such liability, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions under Section 6.40 of Chapter 156D of the General Laws of Massachusetts, or (d) for any transaction from which the director derived an improper personal benefit; and provided, further, however, that the Corporation shall not make any indemnification payment prohibited by Section 18(k) of the Federal Deposit Insurance Act or the regulations promulgated thereunder by the Federal Deposit Insurance Corporation. No amendment to or repeal of the provisions of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or failure to act of such director occurring prior to such amendment or repeal.  If the General Laws of Massachusetts are hereafter amended to further eliminate or limit the personal liability of Directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the Directors of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Laws of Massachusetts as so amended.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.                      Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman, PC	Attached as Exhibit 5

10.1	Provident Bancorp, Inc. 2016 Equity Incentive Plan	**

10.2	Form of Incentive Stock Option Award Agreement	Attached as Exhibit 10.2

10.3	Form of Non-Statutory Stock Option Award Agreement	Attached as Exhibit 10.3

10.4	Form of Restricted Stock Award Agreement	Attached as Exhibit 10.4

23.1	Consent of Luse Gorman, PC	Contained in Exhibit 5

23.2	Consent of Independent Registered Public Accounting Firm	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page
_________________________
*
Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (File No. 333-202716) originally filed by the Company under the Securities Act with the Commission on March 13, 2015, and all amendments or reports filed for the purpose of updating such description.

  2

**
Incorporated by reference to Appendix A to the definitive proxy statement for the Special Meeting of Shareholders of Provident Bancorp, Inc. (File No. 001-37504), filed by the Company under the Exchange Act on August 9, 2016.

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.           That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

5.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

6.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  3

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amesbury, Commonwealth of Massachusetts, on November 17, 2016.

PROVIDENT BANCORP, INC.
By:	/s/ David P. Mansfield
David P. Mansfield
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Provident Bancorp, Inc. (the “Company”) hereby severally constitute and appoint David P. Mansfield, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said David P. Mansfield may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be issued upon the exercise of stock options and the award of restricted stock under the Provident Bancorp, Inc. 2016 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said David P. Mansfield shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ David P. Mansfield	Director, President and Chief Executive Officer	November 17, 2016
David P. Mansfield	(Principal Executive Officer)

/s/ Carol L. Houle	Executive Vice President and Chief Financial Officer	November 17, 2016
Carol L. Houle	(Principal Financial and Accounting Officer)

/s/ John K. Bosen	Chairman of the Board	November 17, 2016
John K. Bosen

Signatures	Title	Date

/s/ Frank G. Cousins, Jr.	Director	November 17, 2016
Frank G. Cousins, Jr.

/s/ James A. DeLeo	Director	November 17, 2016
James A. DeLeo

/s/ Lisa DeStefano	Director	November 17, 2016
Lisa DeStefano

/s/ Laurie H. Knapp	Director	November 17, 2016
Laurie H. Knapp

/s/ Richard L. Peeke	Director	November 17, 2016
Richard L. Peeke

/s/ Arthur Sullivan	Director	November 17, 2016
Arthur Sullivan

EXHIBIT INDEX

Exhibit Number	Description

4
Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (File No. 333-202716) originally filed by the Company under the Securities Act with the Commission on March 13, 2015, and all amendments or reports filed for the purpose of updating such description.

5	Opinion of Luse Gorman, PC

10.1
Provident Bancorp, Inc. 2016 Equity Incentive Plan (incorporated by reference to Appendix A to the definitive proxy statement for the Special Meeting of Shareholders of Provident Bancorp, Inc. (File No. 001-37504), filed by the Company under the Exchange Act on August 9, 2016).

10.2	Form of Incentive Stock Option Award Agreement

10.3	Form of Non-Statutory Stock Option Award Agreement

10.4	Form of Restricted Stock Award Agreement

23.1	Consent of Luse Gorman, PC (contained in the opinion included as Exhibit 5).

23.2	Consent of Independent Registered Public Accounting Firm.

24	Power of Attorney (contained in the signature page to this Registration Statement).